Exhibit 99.3
Ramco Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON PROPERTIES TRUST
ANNOUNCES CLOSING OF COMMON SHARE OFFERING

FARMINGTON HILLS, Michigan - August 5, 2014 - Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced that it has closed its previously announced public offering of 6,900,000 newly issued common shares of beneficial interest, including 900,000 shares sold in connection with the full exercise of the underwriters’ option to purchase additional shares. Ramco-Gershenson received approximately $113.5 million in gross proceeds before deducting underwriting discounts and commissions as well as estimated offering expenses payable by the Company.

The Company intends to use the net proceeds of the offering for the repayment of debt and other general corporate purposes, including financing the planned acquisition of Buttermilk Towne Center, a 277,533 square foot shopping center located in Crescent Springs, Kentucky (Cincinnati MSA), for cash consideration of approximately $42 million.

Deutsche Bank Securities, J.P. Morgan, and KeyBanc Capital Markets are acting as joint book-running managers for the offering.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and prospectus supplement filed by the Company with the Securities and Exchange Commission. When available, copies of the prospectus and prospectus supplement for this offering may be obtained by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, or by email at prospectus.cpdg@db.comprospectus.CPDG@db.com, telephone (800) 503-4611 or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, NY 11717, telephone (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of multi-anchor shopping centers in strategic metropolitan markets throughout the Eastern, Midwestern and Central United States.  At June 30, 2014, the Company owned and managed a portfolio of 78 shopping centers and one office building with approximately 15.6 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At June 30, 2014, the Company's core operating portfolio was 95.7% leased.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.